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                                                                       EXHIBIT 8

                                                  MLJ/cs/73287.143
                                                  Direct Telephone: (441) 298
                                                  3223
                                                  Direct Fax: (441) 298 3479
                                                  Direct e-mail: mjones@ask.bm

                                                  9 November 2001

Tyco International Ltd.
The Zurich Centre, Second Floor
90 Pitts Bay Road
Pembroke HM 08

Dear Sirs:

          REGISTRATION STATEMENT ON FORM S-4 REGISTRATION NO 333-72038


    We have acted as attorneys in Bermuda for Tyco International Ltd. ("Tyco"), in connection with the proposed amalgamation (the "Amalgamation") of TyCom Ltd. ("TyCom") with TGN Holdings, Ltd. ("TGN"), an indirect wholly owned subsidiary of Tyco pursuant to the Agreement and Plan of Amalgamation dated as of October 18, 2001 by and between TGN and TyCom (the "Amalgamation Agreement").


    In connection therewith, we have reviewed the discussion on the Bermuda tax consequences of the Amalgamation set forth under the caption "Bermuda Tax Consequences" (the "Discussion") in the draft Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") which is to form part of Amendment No. 1 to the Registration Statement on Form S-4 Registration No. 333-72038 (the "Registration Statement") to be filed by Tyco with the United States Securities and Exchange Commission.

    In rendering our opinion, we have examined a draft of the Proxy Statement/Prospectus dated 9 November, 2001, the Amalgamation Agreement and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of Tyco maintained at its registered office in Bermuda as we have deemed necessary or appropriate in connection with this opinion. Terms not otherwise defined herein have the meanings assigned to them in the Proxy Statement/Prospectus.

    In stating our opinion we have assumed, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarised or photostatic copies, the genuineness of all signatures on such documents, that the factual statements in the Proxy Statement/Prospectus and in the Amalgamation Agreement are accurate and that when filed the Proxy Statement/Prospectus will not differ in any material respect from the draft which we have examined.

    It is our opinion that the Bermuda tax consequences of the delivery of Tyco common shares to TyCom shareholders in exchange for TyCom common shares pursuant to the Amalgamation are as set forth in the Discussion. Our opinion is limited to such matters as of its date, is to be governed by and construed in accordance with the laws of Bermuda and we express no opinion as to the laws of any other territory or jurisdiction.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions "Bermuda Tax Consequences" in the Proxy Statement/ Prospectus.

Yours faithfully


/s/ Appleby Spurling & Kempe


APPLEBY SPURLING & KEMPE